EXHIBIT 99.1

                                               COMPANY CONTACT:

                                               Scott Schmidt, Investor Relations
                                               sschmidt@cardiodynamics.com
                                               800-778-4825, Ext. 1005

         CARDIODYNAMICS ANNOUNCES JAY A. WARREN JOINS BOARD OF DIRECTORS

SAN DIEGO--OCTOBER 18, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced that Jay A. Warren has joined the Company's Board of Directors.

"We are pleased to welcome Mr. Warren to CardioDynamics' Board," stated Michael
K. Perry, CardioDynamics' Chief Executive Officer. "His extensive experience in the medical technology industry will enrich our current Board and contribute to CardioDynamics' vision of making ICG a cardiovascular standard of care."

Mr. Warren's accomplishments are both impressive and extensive. He is currently the President and Chief Executive Officer of Cameron Health, Inc., a medical device company that designs, manufactures, and distributes a subcutaneous implantable defibrillator system. Prior to his tenure at Cameron Health, Mr. Warren held various executive management positions at Guidant Corporation, including Vice President of Research and Development, Chief Technology Officer, and Chief Operating Officer of Guidant Cardiac Rhythm Management business. He has also held various positions with Intermedics, Inc., and Medtronic, Inc. Mr. Warren earned a Master's degree from an interdisciplinary program between Southwest Methodist University and Southwestern Medical School and received his undergraduate degree from California State Polytechnic University, San Luis Obispo. Additionally, Mr. Warren currently serves on the Boards of Cameron Health, Inc., and BioNeuronics, Inc.

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"I am delighted to join the CardioDynamics Board of Directors and look forward to utilizing my experience in conjunction with the current Board to help ICG improve patient care," stated Jay A. Warren.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as revenue growth and market adoption, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.